UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2005

ODYSSEY HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	000-33267 (Commission File Number)	43-1723043 (I.R.S. Employer Identification Number)

717 North Harwood Street, Suite 1500 Dallas, Texas (Address of principal executive offices)		75201 (Zip Code)

Registrant’s telephone number, including area code: (214) 922-9711

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      As part of the 2005 Annual Meeting of Stockholders of Odyssey HealthCare, Inc. (the “Company”), the Board of Directors of the Company proposed that the Company’s stockholders approve an amendment (the “Amendment”) to the Company’s 2001 Equity-Based Compensation Plan (the “Plan”). Among other things, the Amendment increased the number of shares of the Company’s common stock, par value $0.001 per share, available with respect to awards under the Plan to 6,149,778 shares. In addition, the Amendment revised the Plan’s definition of a change in control and provides that upon a change in control of the Company, the committee administering the Plan shall fully accelerate the vesting schedule associated with all awards and either require the mandatory surrender of options for cash consideration or provide that the fully vested options shall be exercisable for a given period and shall thereafter expire. Furthermore, the provisions of the Equity-Based Compensation Plan that (1) provide that either the granting or vesting of awards may be subject to certain performance standards, (2) describe the persons eligible to receive awards under the Equity-Based Compensation Plan, and (3) specify the individual limit on awards granted to Covered Employees, in order that such awards may continue to be fully deductible by the Company for federal income tax purposes were reconfirmed by the Amendment. A “Covered Employee” is the chief executive officer or any other person designated by the Compensation Committee of the Board of Directors as likely to be one of the next four highest paid officers of the Company.

      The Amendment was approved by the Company’s stockholders at the 2005 Annual Meeting and became effective as of May 5, 2005.

      The above description of the Amendment is qualified in its entirety by reference to the terms of the Amendment attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

      (c)     Exhibits.

10.1	First Amendment to the Odyssey HealthCare, Inc. 2001 Equity-Based Compensation Plan, effective May 5, 2005.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY HEALTHCARE, INC.
Date: May 5, 2005	By:	/s/ Douglas B. Cannon
Douglas B. Cannon
Senior Vice President and Chief Financial Officer